EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q2 FY26 net sales increased YoY for the 6th consecutive quarter; led by a 39% YoY increase in

GES net sales

LaFox, IL, JANUARY 7, 2026: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended November 29, 2025. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“We delivered solid second-quarter fiscal 2026 revenue growth of 5.7%, led by strong year-over-year performance in our Green Energy Solutions (GES) business,” said Edward J. Richardson, Chairman, CEO, and President. “Excluding Healthcare, where the majority of assets were divested in January 2025, net sales increased 9%. In a fluid macro environment, higher volumes combined with disciplined cost management drove a significant year-over-year improvement in operating income.

“For the first six months of fiscal 2026, our focused execution and profitable growth strategy generated strong profitability and improved operating leverage. With a strong balance sheet, durable customer relationships, and a highly capable team, we are well positioned to drive continued earnings improvement and value creation for shareholders for the remainder of the year,” Mr. Richardson concluded.

Second Quarter Results

Net sales for the second quarter of fiscal 2026 were $52.3 million, a 5.7% increase from $49.5 million in the prior year’s second quarter. When excluding Healthcare, net sales increased 9.0% year-over-year.

Year-over-year net sales growth was due to higher sales in Green Energy Solutions (GES) and Canvys. GES sales increased by $2.3 million, or 39.0% due to an increase in power management products. Canvys sales increased $1.9 million, or 28.1%, reflecting higher sales in North America. As a result of the January 2025 Healthcare asset sale, the Healthcare segment has been consolidated into the Power & Microwave Technologies (PMT) segment for the second quarter of fiscal 2026 and fiscal 2025. Sales for PMT were 4.0% below the second quarter of fiscal 2025. When excluding Healthcare net sales, PMT net sales were approximately flat.

Backlog totaled $135.7 million at the end of the second quarter of fiscal 2026, versus $134.7 million at the end of the first quarter of fiscal 2026, primarily driven by an increase in PMT. Backlog in GES declined slightly due to the timing of new orders, which can fluctuate quarter-to-quarter given the project-based nature of this segment. However, the GES sales pipeline remains healthy, supported by both new and existing programs.

Gross margin for the second quarter was 30.8% of net sales, compared to 31.0% during the second quarter of fiscal 2025. PMT gross margin decreased to 30.4%, compared to 30.7%, as a result of product mix and higher manufacturing under absorption. GES gross margin decreased to 30.3%, from 32.0% due to product mix. Canvys gross margin increased to 32.6%, from 31.7% primarily due to a favorable product mix and lower freight costs.

Operating expenses were $15.9 million, compared to $16.0 million in the second quarter of fiscal 2025. As a percentage of net sales, operating expenses improved to 30.5% in the second quarter of fiscal 2026 versus 32.3% in the prior year’s second quarter. The decrease in operating expenses resulted from lower travel expenses.

Operating income was $0.1 million for the second quarter of fiscal 2026, compared to an operating loss of $0.7 million in the prior year’s second quarter. Other expenses for the second quarter of fiscal 2026, including interest income, foreign exchange, and other, were $0.3 million, compared to other expenses of $0.4 million in the second quarter of fiscal 2025.

Income tax benefit was $0.1 million for the second quarter of fiscal 2026, versus an income tax benefit of $0.3 million in the prior year’s second quarter. The effective tax benefit rate for the quarter was 38.3% compared to 28.8% in the second quarter of fiscal 2025.

Net loss was $0.1 million for the second quarter of fiscal 2026, compared to $0.8 million in the second quarter of fiscal 2025. Net loss per common share (diluted) was $0.01 in the second quarter of fiscal 2026, compared to net loss per common share (diluted) of $0.05 in the second quarter of fiscal 2025.

EBITDA improved to $0.7 million in the second quarter of fiscal 2026, from breakeven in the prior year’s second quarter.

The Company maintained a solid financial position and had cash and cash equivalents of $33.1 million as of November 29, 2025, versus $35.7 million as of August 30, 2025. Cash used during the second quarter of fiscal 2026 primarily related to capital expenditures, and the payment of dividends. The Company invested $1.6 million during the quarter in capital expenditures, primarily related to its manufacturing business, facilities improvements, and IT systems, versus $0.5 million during last year’s second quarter.

As of the end of the second quarter of fiscal 2026, the Company had no outstanding debt on its revolving line of credit with PNC Bank.

Financial Summary for the Six Months Ended November 29, 2025

•
Net sales for the first six months of fiscal 2026 were $106.9 million, an increase of 3.6%, compared to net sales of $103.2 million during the first six months of fiscal 2025. When excluding Healthcare, net sales increased 7.8% year-over-year. Sales increased by $1.5 million or 10.7% for GES and $2.6 million or 17.7% for Canvys, partially offset by a decrease of $0.4 million or 0.5% for PMT. When excluding Healthcare net sales, PMT net sales increased 5.2%.
•
Gross profit increased to $33.0 million during the first six months of fiscal 2026, compared to $31.8 million during the first six months of fiscal 2025. As a percentage of net sales, gross margin was 30.9% of net sales during the first six months of fiscal 2026, compared to 30.8% during the first six months of fiscal 2025.
•
Operating expenses decreased to $31.9 million for the first six months of fiscal 2026, compared to $32.1 million for the first six months of fiscal 2025. As a percentage of net sales, operating expenses were 29.8% in the first six months of fiscal 2026 versus 31.1% in the prior year’s first six months. The decrease in operating expenses resulted primarily from lower travel expenses.
•
Operating income during the first six months of fiscal 2026 was $1.1 million, compared to an operating loss of $0.4 million during the first six months of fiscal 2025.
•
Other income, for the first six months of fiscal 2026, including interest income, foreign exchange, and other, was $1.0 million, as compared to other expense of less than $0.1 million in the first six months of fiscal 2025. The increase from the prior year’s first six months was mainly due to a non-recurring gain of $0.9 million.
•
The income tax provision was $0.3 million for the first six months of fiscal 2026 compared to an income tax benefit of $0.2 million during the first six months of fiscal 2025.
•
Net income for the first six months of fiscal 2026 was $1.8 million, versus a net loss of $0.2 million during the first six months of fiscal 2025. Earnings per common share (diluted) were $0.12 for the first six months of fiscal 2026 compared to $0.01 net loss per common share (diluted) for the first six months of fiscal 2025.
•
EBITDA for the first six months of fiscal 2026 was $4.0 million versus $1.7 million in the prior year’s first six months.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 25, 2026, to common stockholders of record as of February 6, 2026.

NON-GAAP FINANCIAL MEASURE

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “EBITDA” (a “non-GAAP financial measure”). This non-GAAP financial measure reflects earnings before interest, income tax, depreciation and amortization expenses. Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of this non-GAAP financial measure provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses this non-GAAP financial measure along with the most directly comparable GAAP financial measure in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measure presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measure incorporated herein is not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, January 8, 2026, at 9:00 a.m. Central Time, to discuss its second quarter fiscal 2026 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on January 9, 2026, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 4, 2025, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; tubes for diagnostic imaging equipment; and customized display solutions.

More than 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our Supplier Code of Conduct. We serve customers in alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics’ common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	November 29, 2025	May 31, 2025
Assets
Current assets:
Cash and cash equivalents	$33,138	$35,901
Accounts receivable, less allowance for credit losses of $301 and $250, respectively	27,393	24,117
Inventories, net	105,167	102,799
Prepaid expenses and other assets	5,845	3,070
Total current assets	171,543	165,887
Non-current assets:
Property, plant and equipment, net	19,111	18,355
Intangible assets, net	314	345
Right of use lease assets, net	1,742	2,276
Deferred income tax assets	8,696	8,744
Other non-current assets	360	228
Total non-current assets	30,223	29,948
Total assets	$201,766	$195,835
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,574	$21,339
Accrued liabilities	16,824	14,276
Lease liabilities current	1,038	1,171
Total current liabilities	41,436	36,786
Non-current liabilities:
Deferred income tax liabilities	82	81
Lease liabilities non-current	704	1,105
Other non-current liabilities	1,069	1,204
Total non-current liabilities	1,855	2,390
Total liabilities	43,291	39,176
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.05 par value; 12,481 and 12,362 shares issued and outstanding on November 29, 2025 and May 31, 2025, respectively	623	618
Class B common stock, convertible, $0.05 par value; 2,037 and 2,049 shares issued and outstanding on November 29, 2025 and May 31, 2025, respectively	102	102
Additional paid-in-capital	75,521	74,445
Retained earnings	79,412	79,340
Accumulated other comprehensive income	2,817	2,154
Total stockholders' equity	158,475	156,659
Total liabilities and stockholders’ equity	$201,766	$195,835

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Net sales	$52,288	$49,491	$106,895	$103,216
Cost of sales	36,211	34,165	73,889	71,464
Gross profit	16,077	15,326	33,006	31,752
Selling, general and administrative expenses	15,942	15,995	31,903	32,107
Loss (gain) on disposal of property, plant and equipment	3	(2)	3	(4)
Operating income (loss)	132	(667)	1,100	(351)
Other income (expense):
Interest income	145	45	314	103
Foreign exchange loss	(479)	(437)	(190)	(160)
Other, net	6	4	910	1
Total other (expense) income	(328)	(388)	1,034	(56)
(Loss) income before income taxes	(196)	(1,055)	2,134	(407)
Income tax (benefit) provision	(75)	(304)	346	(246)
Net (loss) income	(121)	(751)	1,788	(161)
Foreign currency translation (loss) gain, net of tax	(391)	(1,748)	663	(1,112)
Comprehensive (loss) income	$(512)	$(2,499)	$2,451	$(1,273)

Net (loss) income per share:
Common stock - Basic	$(0.01)	$(0.05)	$0.12	$(0.01)
Class B common stock - Basic	(0.01)	(0.05)	0.11	(0.01)
Common stock - Diluted	(0.01)	(0.05)	0.12	(0.01)
Class B common stock - Diluted	(0.01)	(0.05)	0.11	(0.01)

Weighted average number of shares:
Common stock – Basic	12,459	12,315	12,426	12,258
Class B common stock – Basic	2,047	2,049	2,048	2,049
Common stock – Diluted	12,459	12,315	12,583	12,258
Class B common stock – Diluted	2,047	2,049	2,048	2,049

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	November 29, 2025	November 30, 2024	November 29, 2025	November 30, 2024
Operating activities:
Net (loss) income	$(121)	$(751)	$1,788	$(161)
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Unrealized foreign currency loss (gain)	347	141	(164)	(241)
Depreciation and amortization	937	1,015	1,908	2,059
Inventory provisions	77	84	179	223
Share-based compensation expense	325	313	966	906
Loss (gain) on disposal of property, plant and equipment	3	(2)	3	(4)
Deferred income taxes	(13)	(21)	36	(79)
Change in assets and liabilities:
Accounts receivable	(520)	4,721	(3,174)	(1,137)
Inventories	(915)	(1,617)	(1,493)	(1,741)
Prepaid expenses and other assets	(2,981)	67	(2,921)	38
Accounts payable	462	500	2,088	4,664
Accrued liabilities	2,511	641	2,361	546
Other	(211)	374	(309)	804
Net cash (used in) provided by operating activities	(99)	5,465	1,268	5,877
Investing activities:
Capital expenditures	(1,606)	(517)	(2,631)	(1,443)
Proceeds from sale of property, plant and equipment	—	—	—	7
Net cash used in investing activities	(1,606)	(517)	(2,631)	(1,436)
Financing activities:
Proceeds from issuance of common stock	153	163	214	307
Cash dividends paid on common and Class B common stock	(859)	(853)	(1,716)	(1,703)
Proceeds from revolving credit facility	—	—	—	1,000
Repayment of revolving credit facility	—	—	—	(1,000)
Other	—	3	(99)	(159)
Net cash used in financing activities	(706)	(687)	(1,601)	(1,555)
Effect of exchange rate changes on cash and cash equivalents	(105)	(661)	201	(514)
(Decrease) increase in cash and cash equivalents	(2,516)	3,600	(2,763)	2,372
Cash and cash equivalents at beginning of period	35,654	23,035	35,901	24,263
Cash and cash equivalents at end of period	$33,138	$26,635	$33,138	$26,635

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2026 and 2025

($ in thousands)

By Strategic Business Unit

Net Sales

	Three Months Ended		FY26 vs. FY25
	November 29, 2025	November 30, 2024	% Change
PMT	$35,208	$36,666	-4.0%
GES	8,301	5,974	39.0%
Canvys	8,779	6,851	28.1%
Total	$52,288	$49,491	5.7%

	Six Months Ended		FY26 vs. FY25
	November 29, 2025	November 30, 2024	% Change
PMT	$74,277	$74,667	-0.5%
GES	15,564	14,060	10.7%
Canvys	17,054	14,489	17.7%
Total	$106,895	$103,216	3.6%

Gross Profit

	Three Months Ended
	November 29, 2025	% of Net Sales	November 30, 2024	% of Net Sales
PMT	$10,698	30.4%	$11,241	30.7%
GES	2,514	30.3%	1,914	32.0%
Canvys	2,865	32.6%	2,171	31.7%
Total	$16,077	30.8%	$15,326	31.0%

	Six Months Ended
	November 29, 2025	% of Net Sales	November 30, 2024	% of Net Sales
PMT	$22,924	30.9%	$22,672	30.4%
GES	4,664	30.0%	4,288	30.5%
Canvys	5,418	31.8%	4,792	33.1%
Total	$33,006	30.9%	$31,752	30.8%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Second Quarter and First Six Months of Fiscal 2026 and 2025

($ in thousands)

EBITDA

	Three Months Ended
	November 29, 2025	November 30, 2024
Net loss	$(121)	$(751)
Income tax expense benefit	(75)	(304)
Depreciation & amortization	937	1,015
EBITDA	$741	$(40)

	Six Months Ended
	November 29, 2025	November 30, 2024
Net income (loss)	$1,788	$(161)
Income tax expense (benefit)	346	(246)
Depreciation & amortization	1,908	2,059
EBITDA	$4,042	$1,652